DHI Group, Inc. Announces $3 million Investment in The Muse
Developing partnership with intent to sell corporate branding and values-based hiring solutions to give employers a competitive edge amidst tight recruitment market

CENTENNIAL, Colo., September 8, 2021/ DHI Group, Inc. (NYSE: DHX) ("DHI" or the "Company"), the leading provider of AI-powered technology-focused career marketplaces, today announced a $3 million investment in The Muse, a values-based career destination for the next gen workforce to search for jobs and research companies & careers. The investment will be used to support the expansion of The Muse’s product development and sales efforts to meet the increasing market demand for its unique values based employer discovery offerings. Terms of the planned transaction are not being disclosed at this time.

In addition to the investment, the two companies will work together to develop joint sales, thought leadership and product solutions to better serve their respective stakeholders. At a time when the market to hire technologists is tighter than ever, one focus of the partnership is to offer Dice clients an opportunity to convey their unique culture, values, and approach to technology development. These differentiators are fundamental to attracting and retaining talented technologists who will remain in high demand for the foreseeable future.

“Technologists are increasingly focused on the culture and values of potential employers as they make career decisions. We believe The Muse is a true leader in providing solutions that authentically support this discovery process with great benefits for both employers and candidates. The Muse is an ideal partner for Dice as we look to accelerate our own ability to deliver these same insights to technologists customized for their specific interests,” said Art Zeile, CEO of DHI Group, Inc.

“We’re excited to embark on this new venture with DHI at a time when The Muse is gaining momentum in our mission to help companies showcase their values and culture, creating a more transparent and humanized job search experience and fostering a deeper connection with future employees. Our best-in-class platform provides our audience of Gen Z and millennial talent with relevant information about companies and careers that align with what they value in today’s world of work,” said Kathryn Minshew, Co-Founder and CEO of The Muse.

The Company will disclose greater details on the potential partnership as developments emerge.

DHI Investor Contact
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
212-448-4181
ir@dhigroupinc.com

DHI Media Contact
Rachel Ceccarelli
VP Engagement
212-448-8288
media@dhigroupinc.com

The Muse Media Contact
press@themuse.com

About DHI Group, Inc. DHI Group, Inc (NYSE: DHX) is a provider of AI-powered career marketplaces that focus on technology roles. DHI’s two brands, Dice and ClearanceJobs, enable recruiters and hiring managers to efficiently search for and connect with highly skilled technologists based on the skills requested. The Company’s patent-pending algorithms manage over 100,000 unique technology skills. Additionally, our marketplaces allow technology professionals to find their ideal next career opportunity, with relevant advice and personalized insights. Learn more at www.dhigroupinc.com.

About The Muse
The Muse is a values-based career destination that allows the next gen workforce to search for jobs at companies whose people, perks, and values align with their unique professional needs. More than 75 million people each year trust The Muse to help them win at work, from professional advancement and skills-building to finding a job. Organizations use its platform to attract and hire talent by providing an authentic look at company culture, workplace, and values through the stories of their employees. Learn more about The Muse: Website | LinkedIn | Twitter | Facebook.